Exhibit 99.1

Vapotherm Reports Third Quarter 2020 Financial Results

Third Quarter 2020 Revenue of $30.6 Million Reflects 182.7% Increase Over Prior Year

EXETER, New Hampshire, November 4, 2020 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary high velocity therapy, which is used to treat patients of all ages suffering from respiratory distress, today announced third quarter 2020 financial results.

Third Quarter 2020 Summary

•	Revenue for the third quarter of 2020 was $30.6 million as compared to $10.8 million for the third quarter of 2019, representing a 182.7% increase over the prior year period
•	Worldwide installed base of Precision Flow systems grew by 8,989 systems, an increase of 56.8% over the last twelve months
•	Gross margin was 50.8% or 630 basis points higher than gross margin of 44.5% in the third quarter of 2019

“The third quarter of 2020 was strong due to the continued hospitalization and treatment of Patients impacted by the COVID-19 pandemic and increased awareness of our High Velocity Therapy. We tripled our revenue, continued the rapid expansion of our worldwide installed base, and improved our gross margin by 630 basis points despite strong headwinds,” said Joe Army, President and CEO of Vapotherm. “Our focus in the fourth quarter will be expanding our worldwide installed base, educating new Customers on the use of High Velocity Therapy, especially on hypercapnic Patients, expanding the limited release of the Oxygen Assist Module in select European and Middle Eastern markets and driving continued gross margin improvement.”

Results for the Three Months Ended September 30, 2020

The following table reflects the Company’s revenue for the three months ended September 30, 2020 and 2019:

(unaudited and in thousands, except percentages)

	Three Months Ended September 30,
	2020		2019		Change
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital Equipment (product & lease revenue)	$16,898	55.3%	$2,518	23.3%	$14,380	571.1%
Disposable	13,044	42.7%	7,827	72.4%	5,217	66.7%
Service and Other	617	2.0%	464	4.3%	153	33.0%
Total Revenue	$30,559	100.0%	$10,809	100.0%	$19,750	182.7%

Revenue for the third quarter of 2020 was $30.6 million as compared to $10.8 million for the third quarter of 2019, a 182.7% increase over the third quarter of 2019. Total capital equipment revenue, including product and lease revenue, increased by
$14.4 million or 571.1% over the third quarter of 2019. This increase was due to increased sales of our Precision Flow units as a result of demand related to the COVID-19 pandemic and increased average selling prices in the United States. Total disposable revenue increased 66.7% year over year, primarily driven by an increase in the worldwide installed base of Precision Flow units and increased utilization to treat the respiratory distress experienced by many COVID-19 patients and higher average selling prices in the United States.

Revenue information by geography is summarized as follows:

Exhibit 99.1

(unaudited and in thousands, except percentages)

	Three Months Ended September 30,
	2020		2019		Change
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$25,526	83.5%	$8,035	74.3%	$17,491	217.7%
International	5,033	16.5%	2,774	25.7%	2,259	81.4%
Total Revenue	$30,559	100.0%	$10,809	100.0%	$19,750	182.7%

U.S. and International revenue growth in the third quarter of 2020 was driven by an increase in the number of Precision Flow units sold year over year and to a lesser extent an increase in single-use disposable sales due to higher installed bases of Precision Flow units.

Gross profit for the third quarter of 2020 was $15.5 million, an increase of $10.7 million over the third quarter of 2019. Gross margin was 50.8% in the third quarter of 2020 compared to 44.5% in the third quarter of 2019. Gross margin was positively impacted by improved overhead absorption due to higher production volumes partially offset by higher labor costs, increased supplier freight and expediting fees to meet the rapid increase in production capacity, and to a lesser extent a higher mix of capital equipment revenue.

Operating expenses were $26.7 million in the third quarter of 2020, an increase of $10.2 million as compared to $16.5 million in the same period last year. The increase in operating expenses was primarily due to higher sales and marketing expenses as a result of an increase in sales commissions and increased sales and marketing headcount.

Net loss for the third quarter of 2020 was $12.4 million, or $0.49 per share, compared to $12.8 million, or $0.65 per share, in the third quarter of 2019. Net loss per share was based on 25,578,328 and 19,531,153 weighted average shares outstanding for the third quarter of 2020 and 2019, respectively.

Adjusted EBITDA was ($8.2) million for the third quarter of 2020 as compared to ($10.6) million for the third quarter of 2019. The $2.4 million decrease in Adjusted EBITDA loss in the third quarter of 2020 was primarily due to higher revenue and gross profit, partially offset by increased operating expenses resulting from higher levels of sales and marketing expenses, primarily sales commissions and increased headcount, and general and administrative expenses.

Cash Position

Cash and cash equivalents were $139.0 million as of September 30, 2020 compared to $71.7 million as of December 31, 2019 and $148.3 million as of June 30, 2020.

The Company entered into a $40.0 million term loan and $12.0 million revolving line of credit with CIBC Innovation Banking on October 21, 2020. At close, the Company paid off in full its previous term loan balance of $42.5 million and revolving line of credit of $4.5 million.

Fourth Quarter and Fiscal Year 2020 Outlook

For fiscal year 2020, we expect revenue in the range of $102.8 million to $104.8 million, representing an anticipated year-over year increase of 114% to 118% over fiscal year 2019, which implies fourth quarter revenue in the range of $18.0 million to $20.0 million, representing an anticipated year-over year increase of 38% to 54%.

The Company’s expected revenue range for the fourth quarter of 2020 assumes that ongoing COVID-19 hospitalizations will offset a light flu and RSV season and minimal impact from the COVID-19 pandemic on capital equipment purchases.

Exhibit 99.1

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on November 4, 2020 to discuss the results of the quarter and the year with a question and answer session. To listen to the conference call on your telephone, please dial (833) 714-0922 for U.S. callers, or +1 (778) 560-2684 for international callers, approximately ten minutes prior to the start time and reference conference code 9090807. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 90 days following completion of the call. A replay of this conference call will be available by telephone through November 11, 2020 by dialing (800) 585-8367 in the U.S. or +1 (416) 621-4642 outside of the U.S. The replay access code is 9090807.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. It should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contain certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Exhibit 99.1

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.5 million patients have been treated with Vapotherm high velocity therapy. High velocity therapy is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about our ability to grow our installed base, our ability to educate new customers on the use of Vapotherm’s High Velocity Therapy, especially on hypercapnic patients, increasing our production and our installed base, expanding the limited release of our Oxygen Assist Module, improving our gross margins and expected revenue for the fourth quarter of 2020. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain, or enforce patent or other intellectual property protection for its products, the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2019, as filed with the Securities and Exchange Commission (“SEC”) on March 4, 2020, Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 5, 2020, Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 4, 2020, and Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission on November 4, 2020 and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$139,015	$71,655
Accounts receivable, net	10,875	8,243
Inventories	25,029	9,137
Prepaid expenses and other current assets	4,895	4,066
Total current assets	179,814	93,101
Property and equipment, net	17,992	15,086
Restricted cash	1,853	1,852
Goodwill	571	588
Intangible assets, net	258	353
Deferred income tax assets	66	66
Other long-term assets	1,063	844
Total assets	$201,617	$111,890
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,252	$3,375
Contract liabilities	279	137
Accrued expenses and other current liabilities	19,134	9,187
Short-term line of credit	4,495	3,491
Total current liabilities	30,160	16,190
Long-term loans payable, net	42,000	41,787
Other long-term liabilities	881	174
Total liabilities	73,041	58,151
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2020 and December 31, 2019	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of September 30, 2020 and December 31, 2019, 25,625,605 and 20,851,531 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	26	21
Additional paid-in capital	428,306	319,115
Accumulated other comprehensive income	3	44
Accumulated deficit	(299,759)	(265,441)
Total stockholders' equity	128,576	53,739
Total liabilities and stockholders’ equity	$201,617	$111,890

Exhibit 99.1

Vapotherm, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$30,559	$10,809	$84,826	$35,094
Cost of revenue	15,049	5,999	42,491	19,646
Gross profit	15,510	4,810	42,335	15,448
Operating expenses
Research and development	4,745	3,280	12,002	9,720
Sales and marketing	15,932	9,193	44,107	27,786
General and administrative	6,047	3,978	16,925	13,389
Total operating expenses	26,724	16,451	73,034	50,895
Loss from operations	(11,214)	(11,641)	(30,699)	(35,447)
Other (expense) income
Foreign currency gain (loss)	38	(28)	37	(37)
Interest income	42	242	227	658
Interest expense	(1,308)	(1,338)	(3,898)	(3,783)
Other	-	-	15	-
Net loss	$(12,442)	$(12,765)	$(34,318)	$(38,609)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	34	(72)	(41)	(70)
Total other comprehensive income (loss)	$34	$(72)	$(41)	$(70)
Total comprehensive loss	$(12,408)	$(12,837)	$(34,359)	$(38,679)

Net loss per share attributable to common stockholders - basic and diluted	$(0.49)	$(0.65)	$(1.48)	$(2.16)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	25,578,328	19,531,153	23,192,703	17,854,730

Exhibit 99.1

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(34,318)	$(38,609)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	4,580	2,941
Depreciation and amortization	3,371	2,219
Provision for bad debts	251	77
Provision for inventories	(428)	(602)
Loss on disposal of property and equipment	13	112
Amortization of discount on debt	190	171
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(2,916)	616
Inventories	(15,468)	3,984
Prepaid expenses and other assets	(1,039)	528
Accounts payable	2,803	(743)
Contract liabilities	142	(31)
Accrued expenses and other current liabilities	10,710	807
Net cash used in operating activities	(32,109)	(28,530)
Cash flows from investing activities
Purchases of property and equipment	(5,944)	(3,132)
Acquisition of business, net of cash acquired	-	(1,560)
Net cash used in investing activities	(5,944)	(4,692)
Cash flows from financing activities
Proceeds from issuance of common stock in connection with public offering, net	94,155	48,669
Proceeds from issuance of common stock in connection with at-the-market offering, net	9,927	-
Common stock offering costs	(471)	(361)
Proceeds from issuance of common stock under the Employee Stock Purchase Plan	360	-
Short-term line of credit	995	(260)
Proceeds from exercise of stock options and purchase of restricted stock	485	374
Proceeds on loans	-	10,500
Debt issuance costs	-	(322)
Net cash provided by financing activities	105,451	58,600
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(37)	(26)
Net increase in cash, cash equivalents and restricted cash	67,361	25,352
Cash, cash equivalents and restricted cash
Beginning of period	73,507	60,022
End of period	$140,868	$85,374
Supplemental disclosures of cash flow information
Interest paid during the period	$3,670	$3,563
Property and equipment purchases in accounts payable and accrued expenses	$139	$222
Issuance of warrants in conjunction with debt draw down	-	$293
Issuance of common stock upon vesting of restricted stock	$162	$340

Exhibit 99.1

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended September 30, 2020 and 2019, respectively.

(unaudited and in thousands)

	Three Months Ended September 30,
	Amount
	2020	2019
Net loss	$(12,442)	$(12,765)
Interest expense, net	1,266	1,096
Depreciation and amortization	1,223	812
EBITDA	$(9,953)	$(10,857)
Foreign currency	(38)	28
Stock-based compensation	1,756	217
Adjusted EBITDA	$(8,235)	$(10,612)

Supplemental Operating Metrics

	September 30,
	2020	2019	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	17,401	11,475	5,926	51.6%
International	7,401	4,338	3,063	70.6%
Total	24,802	15,813	8,989	56.8%

	Three Months Ended September 30,
	2020	2019	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	2,121	316	1,805	571.2%
International	549	162	387	238.9%
Total	2,670	478	2,192	458.6%

Disposable Patient Circuits Sold
United States	94,595	56,231	38,364	68.2%
International	34,360	22,943	11,417	49.8%
Total	128,955	79,174	49,781	62.9%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011